AMENDMENT TO STANDBY EQUITY PURCHASE AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of July 8, 2025, to the Standby Equity Purchase Agreement (the “SEPA”), dated as of July 18, 2022, by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”) and Grove Collaborative Holdings, Inc., a public benefit corporation incorporated under the laws of the State of Delaware (the “Company”, and together with the Investor, the “Parties”), is being executed at the direction of the Parties.

WHEREAS, Section 12.02 of the SEPA permits the Parties to amend the SEPA through an instrument in writing signed by the Parties.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the Parties agree as follows:

1. Section 10.01(a) of the SEPA is hereby deleted in its entirety and replaced with the following:

“Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) August 1, 2027, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount.”

2. The definition of “Market Price” in Article I of the SEPA is hereby deleted in its entirety and replaced with the following:

“’Market Price’ shall mean the lowest of the daily VWAPs of the Common Shares during the relevant Pricing Period, other than the daily VWAP on any Excluded Days.”

3.    This Amendment supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein. Except as specifically set forth in this Amendment, no other provision of SEPA shall be deemed amended or modified and the SEPA shall otherwise remain in full force and effect.

4.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.    This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Amendment.

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The Parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

COMPANY:
GROVE COLLABORATIVE HOLDINGS, INC.

By: /s/ Tom Siragusa
Name: Tom Siragusa
Title: Interim Chief Financial Officer

INVESTOR:
YA II PN, LTD.

By: Yorkville Advisors Global, LP
Its: Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By: /s/ Matt Beckman
Name: Matt Beckman
Title: Member